                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934



Filed by the Registrant.                   (x)
Filed by a Party other than the Registrant.( )

Check the appropriate box:
(  )  Preliminary Proxy Statement
(x )  Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12
( ) Confidential, for use of the Commission only [as permitted by Rule 14a-6(e)(2)]


                        Cincinnati Financial Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      [Name of Person(s) Filing Proxy Statement if other than Registrant]



Payment of Filing Fee (Check the appropriate box):
(x )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2)
      or Item 22(a)(2) of Schedule 14A.
(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14-a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1) Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------
     5) Total fee paid:
     ---------------------------------------------------------------------
( ) Fee paid previously with preliminary materials.
( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
     ----------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
     ----------------------------------------------------------------------
     3) Filing Party:
     ----------------------------------------------------------------------
     4) Date Filed:
     ----------------------------------------------------------------------

                                                                   March 2, 1996





                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




To the Shareholders of Cincinnati Financial Corporation:

You are hereby notified that the Annual Meeting of Shareholders of Cincinnati Financial Corporation will be held at 9:30 a.m. on Saturday, April 6, 1996, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio, for the purpose of:

1.   Electing six directors for terms of three years;

2. Considering a Proposal to adopt the Cincinnati Financial Corporation Stock Option Plan No. V;

3. Considering a Proposal to approve the Cincinnati Financial Corporation Incentive Compensation Plan; and

4. Transacting such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 9, 1996, will be entitled to vote at the meeting and at any adjournment thereof.

Whether or not you plan to attend the meeting, you can ensure that your shares will be voted as you want by completing, signing and mailing the enclosed form of proxy. Your interest and participation in the affairs of the Corporation are appreciated.






/S/Vincent H. Beckman
VINCENT H. BECKMAN
SECRETARY

                        CINCINNATI FINANCIAL CORPORATION

                 P.O. Box 145496, Cincinnati, Ohio  45250-5496


                                PROXY STATEMENT
                                ---------------

                         Annual Meeting of Shareholders
                            to be held April 6, 1996

March 2, 1996


The enclosed proxy is solicited by the Board of Directors of Cincinnati Financial Corporation (the "Corporation") for use at the Annual Meeting of Shareholders to be held at 9:30 a.m., Saturday, April 6, 1996, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The proxy and this statement are being distributed to shareholders on March 2, 1996. Any shareholder giving a proxy may revoke it at any time before it is voted by a later proxy received by the Corporation or by giving notice of revocation to the Corporation in writing or in open meeting or by voting the shares personally.


The cost of soliciting proxies will be borne by the Corporation. The Corporation has requested banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the proxy material to beneficial owners of shares or to request authority for the execution of proxies; and the Corporation has agreed to reimburse the reasonable out-of-pocket expenses incurred in connection therewith. In addition to solicitations by mail, regular employees of the Corporation may, without extra remuneration, solicit proxies personally or by telephone.

The Annual Report for the fiscal year ended December 31, 1995, is enclosed.



                             OUTSTANDING SECURITIES


Only the holders of common stock of the Corporation of record at the close of business on February 9, 1996, are entitled to vote at the meeting. Each share of common stock entitles the holder thereof to one vote. As of February 1, 1996, there were 53,075,642 shares outstanding. A majority of such holders present in person or by proxy is necessary for a quorum. As stated in the notice of meeting, an election will be held to fill the six vacancies which occur on the Board of Directors of the Corporation and two proposals approving compensation plans will be considered. A simple majority of votes cast is required to elect directors and approve the other items being voted on at this time. An abstention or broker non-vote will not be the equivalent of a negative vote, although the failure by a broker to return a proxy card will result in the shares covered by the proxy not being counted towards a quorum.


Votes cast by proxy will be tabulated prior to the meeting by the holders of the proxies. Inspectors of election, duly appointed by the presiding officer of the meeting in accordance with the provisions of Ohio law, will definitively count and tabulate the votes and determine and announce the results at the meeting. The Proxy Committee reserves the right not to vote any proxies which are altered in a manner not intended by the instructions contained in the proxy.



                             PRINCIPAL SHAREHOLDERS


The following table lists the persons who, to the best of the Corporation's knowledge, are "beneficial owners" (as defined in Regulations of the SEC) of more than 5% of the outstanding shares of the Corporation's common stock at February 1, 1996.



        Name and Address Of                Shares Bene-    Percent of
        Beneficial Owner                   ficially Owned  Common Stock
        ---------------------------------  --------------  ------------

        The Capital Group Companies, Inc.
        333 South Hope Street
        Los Angeles, California  90071     3,540,852       6.67

        Robert C. Schiff
        Central Trust Building
        Cincinnati, Ohio 45202             2,974,801       5.59



The Capital Group Companies, Inc. is the parent company of six investment management companies. Certain of these companies exercised investment discretion over various institutional accounts which, as of December 29, 1995, held 3,540,852 shares of the Corporation. None of these investment accounts individually held 5% of the Corporation's shares. The Capital Group Companies, Inc. has stated in filings with the SEC that these shares are held for investment purposes in the ordinary course of business and not with the purpose or effect of changing or influencing control.


                                      (1)

                       NOMINEES FOR ELECTION OF DIRECTORS


The Board of Directors of the Corporation is divided into three classes and consists of 17 persons. Each year, the directors in one class are elected to serve terms of three years. The term of office for six of the directors expires as of the time of the Annual Meeting. In order to fill the resulting vacancies, it is intended that votes will be cast to elect as directors the following nominees: Richard M. Burridge, James G. Miller, Robert B. Morgan, Thomas R. Schiff, Frank J. Schultheis and Larry R. Webb (to serve for terms of three years or until their respective successors shall be elected). Each of these nominees, except for James G. Miller, is presently serving as a director of the Corporation. The Board of Directors has no reason to believe that any of the above-mentioned nominees will refuse or be unable to accept the nomination. In the event, however, that any of the above nominees should refuse or for any reason be unable to accept the nomination, it is intended that the persons acting under the proxies will vote for the election of such person or persons as the Board of Directors may recommend.


        INFORMATION REGARDING NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS


The following table provides information with respect to each nominee for election to the office of director, each of the current directors whose term does not expire at this time and each of the executive officers of the Corporation.


Nominees For Director For Term Ending 1999
------------------------------------------


                                     Office, Principal                      Shares              Percent
                                  Occupation During Past                 Beneficially              Of
                                    Five Years & Other                   Owned As Of             Common   Director
      Name and Age                     Directorships                   February 1, 1996           Stock    Since
------------------------  ---------------------------------------  ------------------------      -------  --------

Richard M. Burridge (66)  Pres., The Burridge Group, Inc.
                          (investment advisors); Director,
                          Lincoln National Income Fund, Advisory
                          and Convertible Securities Funds,
                          St. Joseph Light & Power Co., and
                          Ft. Dearborn Income Fund                      8,870                     0.02     1987
James G. Miller (58)      Senior Vice President, Cincinnati
                          Financial Corp.; Senior Vice President--
                          Investments, Cincinnati Ins.
                          Co., a subsidiary of the Corporation        141,525                     0.27       --
Robert B. Morgan (61)     Pres. & Chief Exec. Officer,
                          Cincinnati Financial Corp.; Pres. &
                          Chief Exec. Officer, Cincinnati Ins.
                          Co., a subsidiary of the Corporation;
                          Director, Fifth Third Bancorp (1)           479,144(10)                 0.90     1978
Thomas R. Schiff (48)     Pres., John J. & Thomas R. Schiff &
                          Co., Inc. (ins. agency)                   1,458,111(2)(3)(4)(5)(10)     2.74     1975
Frank J. Schultheis (56)  President, Schultheis Ins. Agency, Inc.       2,092(10)                 0.00     1995
Larry R. Webb (40)        President, Director & Agent, Webb
                          Ins. Agency, Inc.                            32,412                     0.06     1979

Continuing Directors Whose Terms Expire in 1998
-----------------------------------------------

Vincent H. Beckman (80)   Sec'y, Cincinnati Financial Corp.;
                          Retired, Partner, Beckman, Weil,
                          Shepardson & Faller, Attorneys until
                          1996 (1)                                    186,444(10)                 0.35     1968
Michael Brown (60)        President & Gen'l Mgr., Cincinnati
                          Bengals, Inc. (professional football
                          team)                                        49,636                     0.09     1980
John E. Field (62)        President, Wallace & Turner, Inc.,
                          Director, Western Ohio Financial
                          Corp.                                        48,257(11)(12)             0.09     1995



                                      (2)

Continuing Directors Whose Terms Expire in 1998 (Continued)
-----------------------------------------------------------
John J. Schiff (79)         Chmn. of the Exec. Committee,
                            Cincinnati Financial Corp.; Chmn. of
                            the Exec. Committee, Cincinnati Ins.
                            Co., a subsidiary of the Corporation;
                            Chief Exec. Officer, Cincinnati
                            Financial Corp. (until 1991) (1)                    1,670,766(10)                 3.14   1968
Robert C. Schiff (72)       Chmn. & Chief Exec. Officer, Schiff,
                            Kreidler-Shell, Inc.   (ins. agency)                2,974,801(6)(7)(8)            5.59   1968
Alan R. Weiler (62)         Pres., Chief Exec. Officer, Archer-
                            Meek-Weiler Agency, Inc. (ins. agency);
                            Director, Glimcher Realty Trust                         7,569                     0.01   1992

Continuing Directors Whose Terms Expire in 1997
-----------------------------------------------

William F. Bahl (44)        Chairman of the Board, Bahl & Gaynor, Inc.             73,707(13)(14)             0.14   1995
Robert J. Driehaus(67)      Financial Vice Pres. & Treas.,
                            Cincinnati Financial Corp.; Sr. Vice
                            Pres. & Sec'y of Cincinnati Ins. Co., a
                            subsidiary of the Corporation                         329,294(9)(10)              0.62   1982
Kenneth C. Lichtendahl(47)  Pres., Chief Exec. Officer & Director,
                            Hudepohl-Schoenling Brewing Co., Inc.                   3,150                     0.01   1988
Jackson H. Randolph (65)    Chairman & Chief Exec. Officer
                            CINergy Corp.; Director, The Union
                            Light, Heat & Power Co. and PNC
                            Financial Corp.                                        10,500                     0.02   1986
John J. Schiff, Jr. (52)    Chmn. of the Board, Cincinnati
                            Financial Corp.; Chairman of the Board,
                            Cincinnati Insurance Co., and agent of
                            John J. & Thomas R. Schiff & Co., Inc.
                            (ins. agency); Director, Fifth Third Bancorp,
                            Standard Register Co., CINergy Corp. (1)            1,888,283(2)(3)(4)(5)(10)     3.55   1968

All Nominees, Directors and Executive Officers As A Group
(18 Persons), Including Shares Listed Above                                     8,891,745                    16.71

--------------------

     (1) Also a member of the Executive Committee of the Corporation.

     (2) Includes 373,982 shares owned of record by a trust, the trustees of which are John J. Schiff, Jr., Thomas R. Schiff and Suzanne S. Reid, who share voting and investment power equally.

     (3) Includes 128,445 shares owned of record by a trust, the beneficiaries of which include John J. Schiff, Jr. and Thomas R. Schiff.

     (4) Includes 33,241 shares owned of record by the John J. & Thomas R. Schiff & Co., Inc. pension plan, the trustees of which are John J. Schiff, Jr. and Thomas R. Schiff, who share voting and investment power.

     (5) Includes 31,698 shares owned by John J. & Thomas R. Schiff & Co., Inc., of which John J. Schiff, Jr. and Thomas R. Schiff are principal owners.

     (6) Includes 32,826 shares owned of record by the Schiff, Kreidler-Shell, Inc. pension plan, of which Robert C. Schiff is a trustee.

     (7) Includes 72,484 shares owned of record by Schiff, Kreidler-Shell, Inc., which is owned by Robert C. Schiff.

     (8) Includes 239,417 shares owned of record by a trust, the trustees of which are Robert C. Schiff and Adele R. Schiff who share voting and investment power.

     (9) Includes 8,677 shares owned of record by a trust, the trustees of which are Robert J. Driehaus and Rita E. Driehaus who share voting and investment power.

    (10) Includes shares available within 60 days from exercise of stock options or conversion of debentures in the amount of 2,739 shares for Mr. Beckman; 10,662 shares for Mr. Driehaus; 6,772 shares for Mr. Miller; 160,961 shares for Mr. Morgan; 77,316 shares for Mr. J. Schiff; 108,483 shares for Mr. J. Schiff, Jr.; 13,870 shares for Mr. T. Schiff; 426 shares for Mr. Schultheis; and 5,143 shares for other executive officers.

                                      (3)

(11) Includes 1,260 shares owned of record by Wallace & Turner, Inc., of which John E. Field is President.

(12) Includes 33,385 shares owned of record by a trust, the trustee of which is John E. Field, and 12,463 shares owned of record by a trust, the trustee of which is Alice A. Field, wife of John E. Field.

(13) Includes 32,119 shares owned of record by a trust, the trustee of which is William F. Bahl, but of which Mr. Bahl disclaims beneficial ownership of 6,746 shares.

(14) Includes 300 shares owned of record by Bahl & Gaynor, Inc. of which William F. Bahl is a principal owner.


Theodore F. Elchynski, age 59, Senior Vice President of the Corporation, has been designated by the Board of Directors as an executive officer of the Corporation for successive terms of one year since 1995.


Executive officers are elected at the annual meeting of the Board of Directors for terms of one year.


Each of the executive officers, and each of the nominees other than James G. Miller, and each of the directors whose term does not expire has served as an officer or director continuously since first elected to that position. John J. Schiff is the brother of Robert C. Schiff and the father of John J. Schiff, Jr. and Thomas R. Schiff.


                      COMMITTEES OF THE BOARD OF DIRECTORS


The Board of Directors of the Corporation met five times and the Executive Committee of the Board met five times during the previous fiscal year. In addition, the Board of Directors has standing Audit, Compensation and Nominating Committees.


The Nominating Committee is composed of John J. Schiff, Jr., Michael Brown and Jackson H. Randolph, and the members of that committee met two times during the last year. The Nominating Committee recommends qualified candidates for election as officers and directors of the Corporation, including the slate of directors which the Board proposes for election by the shareholders at the Annual Meeting. Shareholders wishing to suggest candidates for director for consideration by the Nominating Committee should write to the Secretary of the Corporation, giving the candidate's name, biographical data and qualifications. Such information must be received by November 30 of each year to be considered for the Annual Meeting held in the following year.


The Audit Committee is composed of David R. Huhn, Kenneth C. Lichtendahl, and Jackson H. Randolph and the members of that committee met two times during the last year. The functions of the committee include but are not limited to the following: recommendation to the full Board as to engagement or discharge of independent auditors, reviewing with independent auditors the plan and results of the audit engagement, reviewing the scope and results of the Corporation's internal auditing procedures and reviewing the adequacy of the Corporation's system of internal accounting controls.


The Compensation Committee is composed of Michael Brown, David R. Huhn and William F. Bahl and the members of that committee met three times during the last fiscal year. The function of the committee is to recommend remuneration arrangements to the Board for the members of senior management and the internal auditor of the Corporation and to administer the Corporation's stock option plans.


All directors attended at least 75% of the Board and committee meetings they were required to attend. During 1995, there were no late filings of a Form 3 or Form 4 by a director, executive officer or principal shareholder.



                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS


Nonemployee directors of the Corporation were paid a fee of $4,500 per meeting for attendance at directors meetings and $1,500 per meeting for attendance at committee meetings of the Board, fees for all meetings in any one day not to exceed $6,000. They were also reimbursed for actual travel expenses incurred in attending meetings.


EXECUTIVE COMPENSATION SUMMARY


The following table summarizes the compensation of the Corporation's Chief Executive Officer, the four most highly compensated executive officers, and the former Vice Chairman of the Board of Directors for each of the Corporation's last three years.

                                      (4)

                         Summary Compensation Table (1)



                                              Annual                  Long-Term
                                           Compensation             Compensation
                                     -----------------------   -----------------------
          Name and                                              Options     Long-Term
          Principal            Year  Salary            Bonus   (# Awarded   Incentive
          Position                     ($)              ($)     Shares)    Payout  ($)

Robert B. Morgan               1995  576,056          399,105      20,000
President & Chief              1994  549,266          346,984      20,000
Executive Officer              1993  524,633          347,030      20,000

John J. Schiff, Jr.            1995  338,954          172,817      20,000
Chairman,                      1994  324,425          157,887      20,000
Board of Directors             1993  309,391          157,871      20,000

William H. Zimmer(2)           1995  182,458           42,856                  511,723
Vice Chairman,                 1994  305,031          168,484
Board of Directors             1993  289,267          168,530

John J. Schiff                 1995  276,048           87,255
Chairman, Executive Committee  1994  266,248           87,108
Board of Directors             1993  253,698           87,155

Robert J. Driehaus             1995  284,744           77,630
Financial Vice President       1994  272,538           70,484
                               1993  259,017           70,530       2,000

James G. Miller                1995  133,357          143,630       1,575
Senior Vice President                                               3,500
                               1994  126,765          130,484         -0-
                               1993  112,457          121,530       2,100


(1) Pursuant to SEC rules, the column "Other Annual Compensation" was omitted because, in all cases, the amounts were less than the minimum required to be reported.

(2) William H. Zimmer retired in June of 1995 and the information for that year reflects the result of his retirement. A split dollar life insurance policy was distributed to him as a bonus. Mr. Zimmer took a lump sum distribution of his interest under the Corporation's Qualified Pension Plan ($303,478) and its Supplemental Retirement Plan ($208,245).





                                     (5)

STOCK OPTION PLANS


The following table contains information concerning grants of options to purchase the Corporation's common stock which were made to each of the named executive officers in 1995.



                                 Option Grants in Last Fiscal Year
                                 ---------------------------------

                                                                         Potential Realizable
                                                                           Value at Assumed
                                                                           Annual Rates of
                                     % of Total                              Stock Price
                                      Options                              Appreciation for
                        Options      Granted to  Exercise                   Option Term(3)
                        Granted      Employees     Price    Expiration  ----------------------
       Name          (# Shares) (1)   in 1995    $/Sh. (2)     Date       5% ($)     10% ($)
----------------------------------------------------------------------------------------------

Robert B. Morgan      20,000         13.71%      64.50      12/12/05     811,410   2,056,260

John J. Schiff, Jr.   20,000         13.71%      64.50      12/12/05     811,410   2,056,260

William H. Zimmer        -0-             0%         --            --          --          --

John J. Schiff           -0-             0%         --            --          --          --

Robert J. Driehaus       -0-             0%         --            --          --          --

James G. Miller        1,575          1.08%      49.76      02/04/05      49,296     124,925
                       3,500          2.40%      64.50      12/12/05     141,997     359,846


(1) Options were granted February 4, 1995 and December 12, 1995. One third of each option becomes exercisable on the first anniversary of grant in 1996, an additional one third on the second anniversary in 1997, and the remainder on the third anniversary in 1998, so long as employment with the Corporation or its subsidiaries continues. There are no stock appreciation rights, performance units or other instruments granted in tandem with these options, nor are there any re-load provisions, tax reimbursement features or performance-based conditions to exercisability.

(2) The option exercise price is 100% of the NASDAQ National Market's closing price on the day prior to date of grant.

(3) The assumed annual rates of stock price appreciation are prescribed in the proxy rules of the SEC and should not be construed as a forecast of future appreciation in the market price for the Corporation's common stock.


The following table contains information for each of the named executive officers concerning the exercise of options during 1995 and the value of unexercised options at year-end for the Corporation's common stock.




    Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
   --------------------------------------------------------------------------

                                                                             Value of
                                                       Number of            Unexercised
                                                      Unexercised           In-the-Money
                                                       Options at             Options at
                       Shares                           12/31/95               12/31/95
                     Acquired on   Value             Exercisable (E)/       Exercisable (E)/
                      Exercise    Realized          Unexercisable (U)      Unexercisable (U)
       Name          (# Shares)     ($)                (# Shares)                ($)
--------------------------------------------------------------------------------------------

Robert B. Morgan       6,159      165,246           E     159,275         E     6,062,863
                                                    U      40,936         U       337,371

John J. Schiff, Jr.      -0-          -0-           E      64,114         E     1,430,404
                                                    U      40,936         U       337,371

William H. Zimmer     15,600      249,125           E         -0-         E           -0-
                                                    U         -0-         U           -0-

John J. Schiff         4,053      108,742           E      18,734         E       539,752
                                                    U         -0-         U           -0-

Robert J. Driehaus     1,500       40,245           E       4,550         E        97,713
                                                    U         700         U         7,340

James G. Miller        1,500       41,370           E       3,763         E        76,968
                                                    U       5,775         U        34,361






                                                               (6)

Pension Plan

The following table sets forth the estimated annual benefits payable from the Corporation's qualified noncontributory pension plan under various assumptions as to the employee's compensation level and years of service.

                          Qualified Pension Plan Table
                          ----------------------------
                     Years of Service on December 31, 1995
                     -------------------------------------

         Average
     Annual Earnings    15       20       25       30       35       40
     ---------------  -------  -------  -------  -------  -------  -------

     $200,000         $20,250  $29,250  $38,250  $47,250  $56,250  $65,250

     $150,000         $20,250  $29,250  $38,250  $47,250  $56,250  $65,250

     $100,000         $13,500  $19,500  $25,500  $31,500  $37,500  $43,500

     $ 75,000         $10,125  $14,625  $19,125  $23,625  $28,125  $32,625

     $ 50,000         $ 6,750  $ 9,750  $12,750  $15,750  $18,750  $21,750


All the persons listed in the Summary Compensation Table other than John J. Schiff and William H. Zimmer (whose accrued retirement benefits have already been paid) are participants in the plan. For purposes of computing retirement benefits under the Corporation's pension plan for the remaining individuals listed in the Summary Compensation Table, earnings for any given year as defined by the plan is the base rate of salary in effect on the last day of the plan year, subject to maximum recognizable compensation under Sec. 401(a)(17) of the Internal Revenue Code. This differs from Salary as shown in the Summary Compensation Table. The annual earnings for 1995 qualifying under the plan and the years of service as of December 31, 1995 under the plan for those individuals are as follows: Robert J. Driehaus, $150,000 and 40 years; James G. Miller, $146,000 and 29 years; Robert B. Morgan, $150,000 and 30 years; and John J. Schiff, Jr., $150,000 and 9 years.

The normal retirement pension is computed as a single life annuity and is the sum of .009 per year of the employee's highest five-year average earnings for the first 15 years of service plus .012 per year of the employee's highest five-year average earnings for years 16 through 40. Vesting is 100% after five years of service and there are no deductions for Social Security or other offset amounts.

SUPPLEMENTAL RETIREMENT PLAN

Effective January 1, 1989, the Corporation adopted a nonqualified, noncontributory Supplemental Retirement Plan for the benefit of thirty-seven higher paid employees whose projected retirement pension was reduced as a result of the amendment to the Corporation's qualified pension plan. The Supplemental Retirement Plan was designed to replace the pension benefit lost by those employees.

The following table illustrates the retirement income payable under the Supplemental Retirement Plan computed as a single life annuity on retirement at age 65 under various assumptions as to the employee's highest five-year average annual earnings and years of service.



                                      (7)

                          Supplemental Retirement Plan
                          ----------------------------

                     Years of Service on December 31, 1995



            Average
        Annual Earnings         15        25        35        45

             $650,000         $98,157  $160,766  $223,716  $295,655

             $550,000         $84,280  $129,516  $179,966  $239,415

             $450,000         $60,547   $98,266  $136,216  $183,165

             $350,000         $41,907   $67,016   $92,465  $126,915

             $250,000         $23,157   $35,766   $48,716   $70,665

             $150,000          $4,407    $4,516    $4,966   $14,415

             $100,000          $1,782    $1,641    $1,841    $8,041



This Plan is integrated with Social Security and a normal retirement pension is the sum of .0075 of the employee's highest five-year average annual earnings below the integration level plus .0125 of the employee's highest five-year average annual earnings in excess of the integration level, multiplied by the number of years of service. The integration level is equal to the average of the integration levels for the period of the employee's employment, using wages paid, with a maximum of $6,000 for years beginning prior to 1976 and wages subject to Social Security tax for all years after 1975. The retirement benefit paid pursuant to the Supplemental Plan is the difference between the amount computed by the above formula and the amount payable from the Qualified Plan.


All of the persons listed in the Summary Compensation Table, except John J. Schiff and William H. Zimmer, are participants in the plan. For purposes of determining benefits under the Supplemental Retirement Plan, annual earnings is defined as the base rate of salary in effect on the last day of the plan year. This differs from salary under the Summary Compensation Table. The annual earnings for 1995 as defined in the plan and the years of service as of December 31, 1995, for those individuals are as follows: Robert J. Driehaus, $310,829 and 42 years; James G. Miller, $146,000 and 29 years; Robert B. Morgan, $654,909 and 30 years; and John J. Schiff, Jr., $370,003 and 9 years.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


The members of the Corporation's Compensation Committee for 1995 were Michael Brown, David R. Huhn and William F. Bahl. Lawrence H. Rogers, II, a former director, served as an advisor to the Committee.


During 1995, Michael Brown was the President and General Manager of Cincinnati Bengals, Inc., and John J. Schiff, Jr., Chairman of the Corporation's Board of Directors, was a director of Cincinnati Bengals, Inc. Mr. Schiff also served on the Compensation Committee of the Board of Directors of CINergy Corp., and Jackson H. Randolph, Chairman and Chief Executive Officer of CINergy Corp. served on the Corporation's Board of Directors.


John J. Schiff, Jr. was also Chairman of the Board, a director and one of the principal owners of John J. & Thomas R. Schiff and Co., Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. Thomas R. Schiff, also a director of the Corporation, is the President and one of the principal owners of John J. & Thomas R. Schiff and Co., Inc. During the year ended December 31, 1995, the Corporation's insurance affiliates paid John J. & Thomas R. Schiff and Co., Inc. commissions of $2,597,138. Those commissions were paid at the same commission rates pursuant to the same agent's contract with the Corporation's insurance affiliates as other agents of those companies. John J. Schiff, Jr. and Thomas R. Schiff are brothers and their father is John J. Schiff, Sr.

                                      (8)

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


The Corporation's Compensation Committee is charged with the duty of determining the compensation of the Corporation's internal auditor and members of senior management. It also administers and grants options under the Corporation's stock option plan, including options to senior management.


It is the opinion of the Committee that senior management of the Corporation should receive compensation which will accomplish the following:
- Attract and retain quality personnel.
- Reinforce the attainment of the Corporation's performance objectives.
- Align the interests of senior management with those of the corporation's shareholders.
- Encourage the members of senior management to acquire and retain the Corporation's stock.
- Retain its status as a deductible expense for tax purposes.

A portion of total compensation is paid in the form of a fixed annual salary in an amount which the Committee feels sufficient to retain top quality executives. In determining the levels of compensation necessary to be competitive, the Committee reviews compensation paid by other multiline insurance companies which constitute the Corporation's most direct competitors for executive talent. The nine insurance companies for which data has been readily available comprise part (but not all) of the companies included in the Standard & Poor's Multiline Insurance Index which is referred to in the performance graph below. Senior management salaries are reviewed on an annual basis. In determining salary levels, the Committee considers changes in general economic conditions, including inflation, and changes in compensation paid by the Corporation's competitors. The Committee also seeks input from the corporation's chief executive officer in setting salaries for senior management other than the CEO.


A second component of compensation is paid in the form of a bonus, determined in light of the Corporation's performance during the year. Performance is measured not only by profit, which is directly affected by the impact of weather on the profits of the Corporation's property and casualty insurance subsidiaries, but by a review of such factors as stock price, premium volume, total expenses, combined ratios of the insurance subsidiaries and ratings issued by national rating agencies, including A. M. Best Company. Bonuses are established at the end of each year but do not reflect the application of any precise formula to the performance indicators listed. Because of the impact that uncontrollable factors such as weather have on the financial indicators reviewed, the Committee does not feel that the application of a mechanical system of determining bonuses is appropriate; therefore, the setting of bonuses is a subjective process, not totally dependent on the objective criteria listed.


The third component of compensation is awarded through the grant of stock options. The Compensation Committee considers the value attributable to the grant of options to be an integral part of total compensation. In addition, options are the primary mechanism for encouraging the ownership of the Corporation's shares, aligning the interests of senior management with those of shareholders and for providing long-term rewards to employees for overall corporate performance. In granting options to senior management, it is the Committee's intent not only to reward senior management for services to the Corporation but to provide incentive for individual option holders to remain in the employ of the Corporation. Members of senior management are reviewed for stock option grants each year. In determining the appropriate value of options to be granted to senior management, the Committee reviews grants by the Corporation's competitors with the objective of providing the opportunity for competitive long-term compensation.


The 1995 salaries contained in the Summary Compensation Table were established in October of 1994. The information available at that time regarding compensation paid by the Corporation's competitors was for the calendar year 1993. For that year, the salary and bonus of Mr. Morgan, President and Chief Executive Officer, was approximately 25% below the mean for CEO salaries and bonuses of the Corporation's competitors. Mr. Morgan's salary was increased by 4% for the year 1995 which the Committee felt would maintain his base salary at a level equal to approximately 75% of the mean for base CEO salaries paid by the Corporation's competitors.


In determining the year-end bonus for senior management, including Mr. Morgan, the Committee reviewed an analysis of the total salary and bonus payable to senior management from 1989 through 1994 which revealed that, while gross revenues of the Corporation had increased approximately 11% per year and net income had increased approximately 15% per year, salary and bonus had increased 4.6% per year. The Committee also reviewed available information regarding corporate performance for the first three quarters of 1995. At that time, profit from operations was projected to equal that in 1994 even after the effect of projected losses from Hurricane Opal. While profits were expected to equal those for 1994, the efforts of management and the leadership of Mr. Morgan resulted in an increase in gross premium volume for the first nine months of 8-1/2%. The combined loss and



                                     (9)
expense ratio of the property and casualty insurance subsidiaries for the first three quarters was 99.2, better than 1994 and far better than the industry average, and the ratings from A. M. Best Company for all insurance subsidiaries were renewed at their then current levels. The market price of the Corporation's stock increased almost 12% during the first three quarters. In light of all of these indicators, Mr. Morgan's cash bonus for 1995 was increased by 15% over that given in 1994.


On December 12, 1995, Mr. Morgan received options for 20,000 shares of the corporation's stock. The value of the grant, employing SEC evaluation procedures, was approximately 60% of the mean value of grants made by the Corporation's competitors to their chief executive officers during 1994.


                    Submitted By The Compensation Committee

                Michael Brown, David R. Huhn and William F. Bahl


FINANCIAL PERFORMANCE

The graph below summarizes the cumulative total shareholder return on the Corporation's Common Stock compared to the Standard & Poor's 500 Index and the Standard & Poor's Multiline Insurance Index.



                  Total Return Analysis
                  CFC vs. Market Indices
                   December 31 Totals

                1990  1991  1992  1993  1994  1995
                ----------------------------------
  CFC Index      100   131   206   195   193   223
  S&P Index      100   126   131   138   136   170
  S&P ML Index   100   130   142   152   155   200



                               OTHER TRANSACTIONS

John E. Field is a director of the Corporation and a principal owner and President of Wallace & Turner, Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. During the year ending December 31, 1995, the Corporation's insurance affiliates paid Wallace & Turner, Inc., commissions of $828,258.

Robert C. Schiff is a director of the Corporation, The Cincinnati Insurance Company, The Cincinnati Life Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. Mr. Schiff is President and principal owner of Schiff, Kreidler-Shell, Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. During the year ending December 31, 1995, the Corporation's insurance affiliates paid Schiff, Kreidler-Shell, Inc., commissions of $2,355,843.

John J. Schiff, Jr. is Chairman of the Board and a director of the Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; and a director of The Cincinnati Casualty Company, The Cincinnati Life Insurance Company and





                                      (10)

CFC Investment Company. Thomas R. Schiff is a director of the Corporation, The Cincinnati Insurance Company, The Cincinnati Casualty Company, The Cincinnati Indemnity Company and The Cincinnati Life Insurance Company. John J. Schiff, Jr. and Thomas R. Schiff are Chairman of the Board and President, respectively, and principal owners of John J. & Thomas R. Schiff & Co., Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. During the year ended December 31, 1995, the Corporation's insurance affiliates paid John J. & Thomas R. Schiff & Co., Inc., commissions of $2,597,138.


Larry R. Webb is a director of the Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; and President and a principal owner of Webb Insurance Agency, Inc., an insurance agency which represents a number of insurance companies including the Corporation's insurance affiliates. During the year ended December 31, 1995, the Corporation's insurance affiliates paid Webb Insurance Agency, Inc., commissions of $541,711.

Alan R. Weiler is a director of the Corporation; and President and a principal owner of Archer-Meek-Weiler Agency, Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. During the year ended December 31, 1995, the Corporation's insurance affiliates paid Archer-Meek-Weiler Agency, Inc., commissions of $1,195,839.


Frank J. Schultheis is a director of the Corporation and a principal owner and President of Schultheis Insurance Agency, Inc. and a principal owner and Secretary of Hoosierland Insurance Agency, Inc. and Salem Insurance Agency, Inc., all of which are insurance agencies which represent a number of insurance companies including the Corporation's insurance affiliates. During the year ended December 31, 1995, the Corporation's insurance affiliates paid those agencies $1,586,419, $291,116 and $633,622, respectively.


In addition, on January 25, 1995, Salem Insurance Agency, Inc. purchased the assets of an insurance agency owned by CFC Investment Company, one of the Corporation's affiliated companies, for consideration totalling $3,204,730. On December 20, 1995, a partnership in which Mr. Schultheis is a 25 percent partner purchased the real estate occupied by the agency for the amount of $300,000. The selling price for the agency assets was determined by management of the Corporation, based upon an appraisal of the assets by a professional appraiser. The price for the real estate was determined through an appraisal obtained from an independent source. As part of the payment of the purchase price for the assets of the insurance agency, Salem Insurance Agency, Inc. executed two Promissory Notes totalling $1,850,000 and which bear interest at the prime rate of interest. By December 31, 1995, the principal balance of those Notes had been reduced to $1,626,957.


The foregoing agencies are paid at the same commission rates and have the same agent's contract with the Corporation's insurance affiliates as other agents of those companies in similar geographic areas. Each of the aforementioned agencies has employees and solicitors who are not directors or executive officers of the Corporation's insurance affiliates.


Vincent H. Beckman is a director and Secretary of the Board of the Corporation and a director of The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Life Insurance Company. During 1995, Mr. Beckman was a partner in the law firm of Beckman, Weil, Shepardson & Faller which serves as legal counsel to the Corporation and its affiliates.



                         INDEPENDENT PUBLIC ACCOUNTANTS


As has been the Corporation's practice, independent auditors for the current year will not be selected by the Board of Directors prior to the Annual Meeting of the Shareholders.


Representatives from Deloitte & Touche, LLP which served as the Corporation's independent auditors for the last calendar year, will be present at the meeting and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.



               PROPOSAL TO ADOPT CINCINNATI FINANCIAL CORPORATION
                            STOCK OPTION PLAN NO. V


The Board of Directors of the Corporation has approved the proposal to adopt Cincinnati Financial Corporation Stock Option Plan No. V (the "Plan"), as an employee incentive to attract and retain quality employees and to encourage a sense of proprietorship in such persons. The Plan provides for the issuance to those employees of the Corporation and its subsidiaries selected by the Compensation Committee of the Board of Directors (the "Committee") of nontransferable options to purchase a total of 500,000 shares of the Corporation's $2.00 par value common stock. Each option shall have an option price equal to the fair market value of the stock on the date of issuance of the option. All employees (including directors who are employees) of the Corporation and its subsidiaries (approximately 2,300 persons) would be eligible to receive options.




                                      (11)

Options under the Plan may be either incentive options or nonqualified options. An incentive option is one which meets the provisions of Section 422 of the Internal Revenue Code of 1986, as amended. Any option granted which does not meet such provisions shall be deemed a non-qualified option. The only limits on the number of shares for which options may be granted to any single employee under the Plan are that incentive options first exercisable by an employee in any one year under the Plan (and all other plans of the Corporation) may not exceed $100,000 in value (determined at the time of grant), and that no employee shall receive options on more than 100,000 shares over any three-year period.


Except in cases of retirement or death of the optionholder, the options may be exercised by the optionholder only while in the employ of the Corporation or its subsidiaries and would become exercisable, in equal portions, on the first, second, and third yearly anniversaries of the date of grant. Early exercise of the options would be allowable, at the discretion of the Committee, in cases of regular retirement or retirement because of disability and automatically in the case of death of the optionholder (by the fiduciary of the deceased optionholder's estate).


No options may be granted after April 30, 2005. All options granted shall expire no later than ten years from the date granted. Payment for exercised options shall be made to the Corporation either in cash, or in case of non-qualified options only, through the transfer by the optionholder to the Corporation of free and clear shares of the common stock of the Corporation, valued at the current market value of such shares on the date of such transfer. Payment may also be made by a combination of cash and such shares.


No taxable income for federal income tax purposes results from the exercise of an incentive stock option at the time of exercise. Any gain realized on the sale of incentive option stock is considered as long-term capital gain for federal income tax purposes if the stock has been held at least one year after it was acquired on exercise of the option and at least two years have expired after the grant of the option. Except as hereafter indicated, the Corporation is not entitled to any deduction with respect to the grant or exercise of any incentive option. If the stock is sold or otherwise disposed of within one year after exercise or two years after the grant, any appreciation at the date of exercise above the option price is treated subject to certain limitations as "ordinary" income; and any appreciation between the date of exercise and the date of sale is considered as long or short-term capital gain to the optionee depending on whether or not the stock was held longer than one year. In such an event, the amount of ordinary income received by the optionee generally is treated as a tax deductible expense to the Corporation.


Gain taxable as ordinary income to the optionee is generally deemed to be realized at the date of exercise of a non-qualified stock option, the gain on each share being the difference between the market price on the date of exercise and the option price. The amount is generally treated as a tax deductible expense to the Corporation at the time of exercise. Any appreciation in the value of the stock between the date of exercise and the date of sale is considered as long or short-term capital gain to the optionee depending on whether or not the stock is held longer than one year.


The Board of Directors is authorized to amend the Plan to meet changes in pertinent law or governmental regulations or for any other purpose which at the time may be permitted by law, except that the total number of shares to be issued pursuant to the Plan may be changed only to reflect adjustments for stock splits, stock dividends, or other relevant changes in capitalization.


On February 27, 1996, the last sale price of the Corporation's common stock as reported by NASDAQ was $65.50 per share.


In order to adopt the Plan, a copy of which is attached as Exhibit A, a majority of the shares present or represented by proxy at the meeting and entitled to vote must be voted "FOR" the proposal. The Board of Directors requests that you vote in favor of the adoption of the Plan.



               PROPOSAL TO ADOPT CINCINNATI FINANCIAL CORPORATION
                          INCENTIVE COMPENSATION PLAN


The Board of Directors of the Corporation has approved the proposal to adopt the Cincinnati Financial Corporation Incentive Compensation Plan. The purpose of the Plan is to provide the President and Chairman of the Board ("Participants") of the Corporation with bonus compensation based upon the achievement of pre-established performance goals, as well as to maintain the Corporation's federal income tax deduction for the entire amount of the annual bonus paid to the Participants pursuant to Section 162(m) of the Internal Revenue Code. Only the President and Chairman of the Board are eligible to participate in the Plan.


Under Internal Revenue Code Section 162(m), the compensation of an employee of the Corporation, to the extent it exceeds $1 million per year, is not a deductible expense by the Corporation unless the compensation exceeding $1 million is based upon the achievement of pre-established performance goals. Adoption of this Plan would allow the Corporation to retain its income tax deduction if the bonus of either Participant paid under the Plan causes total compensation to exceed $1 million in any calendar year.




                                      (12)

Participants are eligible to receive awards under the Plan upon the achievement by the Corporation and its subsidiaries (on a consolidated basis) of any two of the following performance goals:


1. A specified percentage increase (to be established annually by the Compensation Committee) in gross direct written premiums for the calendar year over those for the prior year;

2. A specified percentage increase (to be established annually by the Compensation Committee) in operating income for the calendar year over that of the prior year, excluding the effects of capital gains and losses, accounting changes, and certain natural catastrophes;


3. Exceeding the median annual percentage increase in earnings per share for the Corporation's Peer Group for the calendar year, excluding the effects of capital gains and losses and accounting changes.


The maximum amount each Participant is eligible to receive is $1 million annually with the actual amount of any bonus being set by the Compensation Committee pursuant to the overall compensation policies of the committee. If, because of death, retirement, termination, or otherwise, more than one person holds the office of president or chairman of the board in any calendar year, the Compensation Committee has discretion to divide any award under the Plan among those who occupy the same office, provided that the total awarded to persons holding the same office shall not exceed $1 million in any calendar year.

The Board of Directors of the Corporation may modify or terminate the Plan at any time for any legal purpose. However, shareholder approval of any modification is necessary for the Corporation to retain its federal income tax deduction for compensation paid under this Plan.

In order to adopt the Plan, a copy of which is attached as Exhibit B, a majority of the shares present or represented by proxy at the meeting and entitled to vote must be voted "FOR" the proposal. The Board of Directors requests that you vote in favor of the adoption of the Plan.



                             SHAREHOLDER PROPOSALS

The Corporation has not received any shareholder proposals which are required to be presented at the 1996 Annual Meeting of Shareholders. Any shareholder who wishes a proposal to be considered for presentation at the 1997 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496, on or before November 1, 1996.



                                 OTHER BUSINESS

The management does not know of any other matter or business which may be brought before the meeting; but if any other matter or business comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.









/s/Vincent H. Beckman
VINCENT H. BECKMAN

SECRETARY


March 2, 1996



                                      (13)

                                   EXHIBIT A


                        CINCINNATI FINANCIAL CORPORATION


                            STOCK OPTION PLAN NO. V



1. Purpose.  Stock Option Plan No. V (the "Plan") and the options
   --------
   authorized hereunder are intended as an employment incentive, to retain in the employ of Cincinnati Financial Corporation (hereinafter sometimes referred to as "CFC") and its subsidiaries (as defined in subsection 425(f) of the Internal Revenue Code of 1986, as amended), persons of training, experience, and ability, to attract new employees whose services are considered unusually valuable, to encourage a sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of CFC and its subsidiaries.


2. Shares Subject to the Plan.  The aggregate number of shares of the
   ---------------------------
   common stock of CFC which may be issued under all options to be granted pursuant to this Plan shall not exceed 500,000 shares of common stock with the par value of $2.00 per share. The options granted under this Plan may be Incentive Stock Options (as defined in Section 422A of the Internal Revenue Code of 1986, as amended) or non-qualified options (any option which is not an Incentive Stock Option).


3. Administration of Plan.  A Committee (or Subcommittee) of at least two
   -----------------------
   disinterested, outside (as hereinafter defined) members of the Board of Directors of CFC, appointed by and serving at the pleasure of the Board of Directors (hereinafter called the "Committee") shall supervise the administration of the Plan. Any questions of interpretation of the Plan or of any options issued under it shall be determined by the Committee and such determinations shall be final and binding upon all persons. The Committee shall have the authority to grant Incentive Stock Options or non-qualified options to those employees it deems appropriate. Those options shall contain such terms as the Committee determines, subject to the limitations and requirements provided herein. For purposes of determining who may serve as a member of the Committee, "disinterested" shall mean a person who is not authorized to receive and who has not, during the one year prior to service on the Committee, been granted an option under the Plan or under any other stock option plan of CFC, and "outside" shall mean a director who is not a current or former employee or officer of the Company and who does not receive any "remuneration" as that term is defined in the regulations under Internal Revenue Code Section 162(m), in any capacity, other than as a director.


4. Eligibility for Options.  All full-time employees of CFC and its
   ------------------------
   subsidiaries shall be eligible to receive options and the fact that an employee may be a director of CFC or of a subsidiary of CFC shall not disqualify an employee from participating in this Plan. No employee shall receive options on more than 100,000 shares over any three-year period.

5. Amendments to Plan.  For the purpose of meeting any changes in
   -------------------
   pertinent law or governmental regulations, or for any other purpose which at the time may be permitted by law, the Board of Directors, from time to time, may amend or revise the terms of this Plan and the Committee may amend or revise the terms of any outstanding option, retroactive to the date of granting of the Option, except that the number of shares to be issued shall not increase, other than to make appropriate adjustments in the number of shares that may be issued pursuant to the Plan, and appropriate adjustments in the number and price of shares covered by outstanding options hereunder, to give effect to any stock splits, or stock dividends, or other relevant changes in capitalization.


6. Terms of Options.  The option price per share for options granted
   -----------------
   hereunder shall be not less than 100% of the fair market value of the shares on the date said option was granted. The aggregate fair market value (at date of grant of the option) of the stock with respect to which Incentive Stock Options are first exercisable by any employee in any calendar year under this Plan and any other plans of CFC and its subsidiaries shall not exceed $100,000. All options granted hereunder shall expire not more than ten years from the date granted.


   Except in cases of retirement or death of the optionholder, options may not be exercisable earlier than as provided in the following schedule:


   (1) After the expiration of one year of continuous employment immediately following the date of grant, the Option shall be exercisable to the extent of one-third of the number of shares originally subject to the Option;

   (2) After the expiration of two years of continuous employment immediately following the date of the grant, the Option shall be exercisable to the extent of two-thirds of the number of shares originally subject to the Option, less the number of shares previously purchased pursuant to such Option; and


   (3) After the expiration of three years of continuous employment following the date of grant, the Option shall be exercisable in full.


7. Exercise of Options.  In order for all or any portion of an option to
   --------------------
   be exercised, CFC must receive at its principal place of business written notice of such exercise properly executed by the employee, setting forth the number of shares in respect of which the option is being exercised. Said notice shall be accompanied by payment of the full option price of such shares, which payment shall be in cash, or in the case of non-qualified options only, may be through the transfer by the employee to CFC of free and clear shares of the common stock of CFC which shall be valued at the current market value of such shares on the date of such transfer, or by a combination of cash and such shares. The effective date of the exercise of the option ("effective date of exercise") shall be the day the written notice of exercise is received by CFC for non-qualified options and 30 days after the date of receipt for Incentive Stock Options.

   Upon termination of employment of the employee prior to the effective date of exercise of an outstanding option, the unexercised portion of the option shall terminate unless such termination of employment is due to (i) retirement with the approval of CFC for disability or (ii) retirement due to attainment of retirement age (in either of which events the Committee shall have discretion to permit any unmatured installments of the options to be accelerated and the options shall thereupon be exercisable in full. The time within which the Company must receive the notice of exercise and payment shall be 90 days from the date of termination of employment unless the Committee, in its discretion, elects to grant a written extension of the time for receipt of notice and payment) or (iii) death of the employee (in which event the unmatured installments of the options shall be accelerated and the time within which the Company must receive the notice of exercise and payment shall be six months from the date of death). In any event, the effective date of the exercise of the option must be prior to the expiration thereof.

   In all other cases of termination of employment, when the employee ceases to be employed by CFC or a subsidiary of CFC, the option shall not be exercisable after the date upon which employment was terminated.

   Subject to the foregoing, each installment of an option shall be exercisable for the full amount or for any part thereof, including partial exercise from time to time. Options shall be exercisable only by the employee to whom granted, and shall not be assignable, except as provided in case of death.


   All shares purchased upon exercise of options shall be fully paid for at the time of purchase.


8. Shares Issued Upon Exercise of Options.  Either treasury shares or
   ---------------------------------------
   authorized but unissued shares may be issued upon exercise of options. CFC may (as permitted by law) acquire by purchase the shares which it will need to satisfy options, either at the time the options are exercised, or from time to time in advance, whenever the Board of Directors may deem such purchase advisable.


9. Implied Agreement of Optionee.  Every optionee shall be bound by the
   ------------------------------
   terms and restrictions of this Plan and the acceptance of an option shall constitute an agreement between the optionholder hereunder and CFC and any successors in interest thereto. The grant of an option under the Plan shall not limit or otherwise qualify the right of the employer of the optionholder to terminate the employment of the optionholder at any time.

10. Securities Laws.  The Board of Directors and the Committee shall take
    ----------------
    all necessary and appropriate action to ensure that all options granted and all shares of stock issued pursuant to exercise of those options are granted and issued in compliance with all federal and state securities laws.

11. Effective Date and Term of Plan.  This Plan, conditioned upon approval
    --------------------------------
    by a majority vote of the shareholders of CFC, shall be effective as of May 1, 1995, and no options may be granted under the plan subsequent to April 30,2005.

                                  EXHIBIT B

                      CINCINNATI FINANCIAL CORPORATION

                         INCENTIVE COMPENSATION PLAN




I.   Purpose
     -------

     The purpose of the Cincinnati Financial Corporation Incentive Compensation Plan ("Plan") is to provide the president and chairman of the board ("Participants") of Cincinnati Financial Corporation ("Company") with bonus compensation based upon the achievement of pre-established performance goals, as well as to maintain the Company's income tax deduction for the entire amount of the annual compensation paid to the president and chairman of the board pursuant to Section 162(m) of the Internal Revenue Code.

II.  Administration of Plan
     ----------------------

     The Plan shall be administered by the Company's Compensation Committee ("Committee"), which shall at all times consist of two or more outside directors, as defined in Internal Revenue Service regulations. The Committee shall have full power and authority to administer and interpret the Plan and to establish rules for its administration. The Committee, in making any determination under or referred to in the Plan, shall be entitled to rely on opinions, reports or statements of officers, employees, legal counsel and the public accountants of the Company, and upon the published financial reports of the Company's Peer Group, as that term is hereinafter defined.

III. Eligibility
     -----------

     Eligibility for participation in the Plan is limited to the president and chairman of the board of the Company.

IV.  Effective Date of Plan
     ----------------------

     The Plan shall go into effect January 1, 1996, conditioned upon shareholder approval at the next Annual Meeting of Shareholders.

V.   Awards
     ------

     Each Participant is eligible to receive an award of $1 million annually pursuant to the Performance-Based Formula set forth in Section VI. If, because of death, retirement, termination, or other reason, more than one person holds either the office of president or chairman of the board in any calendar year, the Committee retains discretion to divide, as it deems appropriate, any award under this Plan among those who occupied the same office. In no event will the total amount awarded to persons who held the same office exceed $1 million in any calendar year.

VI.  Performance-Based Formula
     -------------------------

     A. Awards under the Plan shall be earned upon the achievement by the Company and its subsidiaries on a consolidated basis of any two of the following performance goals:

          1. a specified percentage increase in gross direct written premiums for the calendar year over those for the prior year;

          2. a specified percentage increase in operating income for the calendar year over that of the prior year (In calculating the Company's operating income, the effects of capital gains and losses and accounting changes shall not be considered nor will losses attributable to catastrophes which were assigned catastrophe numbers by the American Insurance Services Group, Inc.);

          3. exceeding the median annual percentage increase in earnings per share for the Company's Peer Group for the calendar year, including the effects of catastrophic losses, but excluding the effects of capital gains and losses and accounting changes.


     As soon as practicable either before or after the beginning of each calendar year, the Committee shall establish written targets for the percentage increases described in Paragraphs 1 and 2 above.

       For purposes of Paragraph 3 above, the Company's Peer Group includes the following: Chubb, Ohio Casualty, St. Paul Companies, TIG Holdings, and USF&G.


       B. Notwithstanding anything to the contrary in this Plan, the Committee retains complete discretion to reduce the amount of or eliminate the award in light of factors deemed appropriate by the Committee, but in no event may any award be increased beyond $1 million for any calendar year.


VII.   Determination and Payment of Award
       ----------------------------------

       Awards shall be determined and paid in cash by the Committee as soon as practicable after the Company's financial statements and those for the members of the Peer Group for the calendar year are available to the Committee. Before paying any award under the Plan, the Committee shall certify that the performance goals listed in Section VI were in fact satisfied.

VIII.  Miscellaneous
       -------------

       A. No Participant shall have any claim or right to be granted an award under the Plan and there shall be no obligation on behalf of the Company for uniformity of treatment among Participants. Awards under the Plan may not be attached, assigned or alienated in any manner.


       B. Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant any right to be retained in the employ of the Company.


       C. The Company shall have the right to deduct from any award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.


       D. The Plan shall be governed by the laws of the State of Ohio and by applicable federal laws.


       E. The Board of Directors of the Company may modify or terminate the Plan at any time, except that no modification shall affect awards previously granted. Any such modification shall be effective at such date as the Board may determine.

                                                              Account #
                                                              Number of Shares*


                                    PROXY

                       CINCINNATI FINANCIAL CORPORATION
                P.O. BOX 145496, CINCINNATI, OHIO, 45250-5496

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints John J. Schiff, Vincent H. Beckman, and Robert
J. Driehaus, or any one of them, with power of substitution, as Proxies, and hereby authorizes them to represent and to vote, as designated below, all the shares of Cincinnati Financial Corporation held of record on February 9, 1996, at the Annual Meeting of Shareholders to be held on April 6, 1996, or any adjournment thereof.

1. ELECTION OF DIRECTORS  // FOR all nominees listed    // WITHHOLD AUTHORITY
                             below (except as specified    to vote for all nominees
                             to the contrary below)        listed below


Richard M. Burridge, James G. Miller, Robert B. Morgan, Thomas R. Schiff, Frank
J. Schultheis, Larry R. Webb.

Instructions: To withhold authority to vote for any individual nominee, write nominee's name on the space provided below.

  ---------------------------------------------------------------------------

2. PROPOSAL TO ADOPT CINCINNATI FINANCIAL CORPORATION STOCK OPTION PLAN NO. V
   // FOR       //AGAINST       //ABSTAIN

3. PROPOSAL TO APPROVE THE CINCINNATI FINANCIAL CORPORATION INCENTIVE COMPENSATION PLAN
   // FOR       //AGAINST       //ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED AND FOR PROPOSALS 2 AND 3.

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President of other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please mark, sign, date, and return the proxy promptly using the enclosed envelope.

----------------------   -------------------------------   ---------------, 1996
Signature                Signature if held jointly         Dated

*Number of shares includes those held in your name directly and those in your dividend reinvestment account, if applicable.